CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 14, 2003, relating to the financial statements and financial highlights which appears in the June 30, 2003 Annual Report to Shareholders of AllianceBernstein Blended Style Series, Inc.-U.S. Large Cap Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", and "General Information - Independent Auditors" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
September 18, 2003

00250.0437 #429902